Exhibit 11
KIMBALL INTERNATIONAL, INC.
COMPUTATION OF EARNINGS (LOSS) PER SHARE

(Unaudited)	Three Months Ended			Three Months Ended
(Amounts in Thousands, Except for Per Share Data)	September 30, 2012			September 30, 2011
	Class A	Class B	Total	Class A	Class B	Total
Basic Earnings (Loss) Per Share:
Dividends Declared	$383	$1,478	$1,861	$470	$1,372	$1,842
Undistributed Earnings (Loss)	782	2,318	3,100	(546)	(1,442)	(1,988)
Net Income (Loss)	$1,165	$3,796	$4,961	$(76)	$(70)	$(146)
Average Basic Shares Outstanding	9,589	28,428	38,017	10,401	27,435	37,836
Basic Earnings (Loss) Per Share	$0.12	$0.13		$(0.01)	$0.00
Diluted Earnings (Loss) Per Share:
Dividends Declared and Assumed Dividends on Dilutive Shares	$394	$1,478	$1,872	$470	$1,372	$1,842
Undistributed Earnings (Loss)	794	2,295	3,089	(546)	(1,442)	(1,988)
Net Income (Loss)	$1,188	$3,773	$4,961	$(76)	$(70)	$(146)
Average Diluted Shares Outstanding	9,828	28,428	38,256	10,401	27,435	37,836
Diluted Earnings (Loss) Per Share	$0.12	$0.13		$(0.01)	$0.00
Reconciliation of Basic and Diluted EPS Calculations:
Net Income (Loss) Used for Basic EPS Calculation	$1,165	$3,796	$4,961	$(76)	$(70)	$(146)
Assumed Dividends Payable on Dilutive Shares:
Performance shares	11	—	11	—	—	—
Increase (Reduction) in Undistributed Earnings - allocated based on Class A and Class B shares	12	(23)	(11)	—	—	—
Net Income (Loss) Used for Diluted EPS Calculation	$1,188	$3,773	$4,961	$(76)	$(70)	$(146)
Average Shares Outstanding for Basic EPS Calculation	9,589	28,428	38,017	10,401	27,435	37,836
Dilutive Effect of Average Outstanding:
Performance shares	239	—	239	—	—	—
Average Shares Outstanding for Diluted EPS Calculation	9,828	28,428	38,256	10,401	27,435	37,836

All of the 474,500 and 550,000 average outstanding stock options were antidilutive and were excluded from the dilutive calculations for the quarters ended September 30, 2012 and 2011, respectively. In addition, for the quarter ended September 30, 2011, all of the 683,000 average performance shares granted were antidilutive and were excluded from the dilutive calculation.